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                                                                   EXHIBIT 99(B)


                          MACOMB FEDERAL SAVINGS BANK
                           23505 Greater Mack Avenue
                       St. Clair Shores, Michigan  48080
                                 (810) 771-2500
                   __________________________________________


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD _____________________, 1996


  A Special Meeting of Shareholders of Macomb Federal Savings Bank ("MFSB")
will be held at                                                 MFSB's Office
located at                                              23505 Greater Mack
Avenue, St. Clair Shores, Michigan on ______________________________, 1996 at
            4:00.p.m. local time, for the following purposes:


  1. voting upon approval of the Agreement and Plan of Reorganization dated as of November 8, 1995, among D&N Financial Corporation, D&N Bank, a Federal Savings Bank and MFSB ("the Merger Agreement") as described in the accompanying Prospectus/Proxy Statement; and

  2. transacting such other business as properly may come before the meeting or any adjournment thereof.


  In the event proxies representing a sufficient number of shares voting to approve the Agreement and Plan of Reorganization are not obtained before the meeting, a proposal to adjourn the meeting in order to solicit additional proxies will be put to a vote at the meeting.



  Notice is also given that any holder of MFSB Common Stock, who, before holders of MFSB Common Stock vote on the proposed merger, delivers to MFSB a written demand of appraisal of the value of his or her shares, will have the right to such an appraisal in the event that the proposed merger is consummated. The right of any stockholder to receive the appraised value of his or her shares is contingent upon strict compliance with the provisions of 12 C.F.R. Section 552.14, a copy of which is attached as Exhibit C to the accompanying Prospectus/Proxy Statement.


  Only holders of record of MFSB Common Stock at the close of business on ________________, 1996, are entitled to notice of and to vote at the meeting.

  In order to assure that your shares will be represented and voted at the meeting, please mark, sign and date the enclosed proxy, and mail it in the return envelope provided. A failure to vote will be the equivalent of a vote against the Merger.


Dated:  __________________, 1996

                               By order of the Board of Directors:


                               Mark T. Jacobson
                               Chairman of the Board